                               SCHEDULE 14A INFORMATION
             PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                                 EXCHANGE ACT OF 1934

    Filed by the Registrant  /x/
    Filed by a Party other than the Registrant  / /

CHECK THE APPROPRIATE BOX:
   / /    Preliminary Proxy Statement         / /   Confidential, for Use of the Commission only
   /x/    Definitive Proxy Statement          (as permitted by Rule 14a-6(e)(2))
   / /    Definitive Additional Materials
   / /    Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                           UNITED WISCONSIN SERVICES, INC.
                  -------------------------------------------------
                   (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                       THOMAS R. HEFTY, PRESIDENT OF REGISTRANT
                 --------------------------------------------------
       (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
    /x/    No fee required
    / /    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

         1.   Title of each class of securities to which transaction applies:

              ---------------------------------------------------------------

         2.   Aggregate number of securities to which transaction applies:

              ---------------------------------------------------------------

         3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

              ----------------------------------------------------------------
         4.   Proposed maximum aggregate value of transaction:

              ----------------------------------------------------------------

         5.   Total fee paid:

              ----------------------------------------------------------------

    / /    Fee paid previously with preliminary materials.
    / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1.   Amount Previously Paid:

              ----------------------------------------------------------------

         2.   Form, Schedule or Registration Statement No.:

              ----------------------------------------------------------------

         3.   Filing Party:

              ----------------------------------------------------------------

         4.   Date Filed:

              ----------------------------------------------------------------

                                        [LOGO]
                               401 West Michigan Street
                             Milwaukee, Wisconsin  53203
                                    (414) 226-6900




                                    APRIL 18, 1997


To All Shareholders:

    You are cordially invited to attend the Company's 1997 Annual Meeting of Shareholders on May 28, 1997, in Eau Claire, Wisconsin.

    The Annual Meeting will begin promptly at 11:00 a.m. at the Ramada Inn, 1202 West Clairemont Avenue, Eau Claire, Wisconsin.

    The official Notice of Annual Meeting, Proxy Statement and appointment of proxy form are included with this letter. The matters listed in the Notice of Annual Meeting are described in detail in the Proxy Statement.


    The vote of every shareholder is important to us. Please note that returning your completed proxy will not prevent you from voting in person at the Annual Meeting if you wish to do so. Your cooperation in promptly signing, dating and returning your proxy will be greatly appreciated.

                                  Sincerely,


                                  /s/Thomas Hefty
                                  ------------------------
                                  Thomas R. Hefty
                                  CHAIRMAN OF THE BOARD, PRESIDENT
                                  AND CHIEF EXECUTIVE OFFICER

                                        [LOGO]



                       NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


TO THE HOLDERS OF COMMON STOCK OF UNITED WISCONSIN SERVICES, INC.:


    The Annual Meeting of Shareholders (the "Meeting") of United Wisconsin Services, Inc. (the "Company") will be held at the Ramada Inn, 1202 West Clairemont Avenue, Eau Claire, Wisconsin, on Wednesday, May 28, 1997 at 11:00 a.m. local time, for the following purposes:


1. To elect three directors of the Company for terms expiring at the 2000 Annual Meeting of Shareholders;

2. To elect one director of the Company for a term expiring at the 1998 Annual Meeting of Shareholders; and

3. To transact any other business as may properly come before the Meeting or any adjournments or postponements thereof.

    Only shareholders of record at the close of business on March 12, 1997, the record date for the Meeting, are entitled to receive notice of and to vote at the Meeting or any adjournments or postponements thereof.

    A copy of the Proxy Statement furnished in connection with the solicitation of proxies by the Company's Board of Directors for use at the Meeting accompanies this Notice.

    Shareholders who cannot attend in person are requested to date, fill in, sign and return the enclosed proxy in the envelope provided. You may revoke your proxy at any time prior to the voting thereof by advising the Secretary of the Company in writing (by subsequent proxy or otherwise) of such revocation at any time before it is voted.

                 YOUR VOTE IS IMPORTANT.  WHETHER OR NOT YOU PLAN TO
                     ATTEND THE MEETING, PLEASE SIGN AND DATE THE
                        ENCLOSED PROXY AND RETURN IT PROMPTLY
                              IN THE ENVELOPE PROVIDED.


                                       By Order of the Board of Directors,

                                       /s/Stephen E. Bablitch.
                                       ------------------------
                                       Stephen E. Bablitch,
                                       SECRETARY
Milwaukee, Wisconsin
April 18, 1997

                                        [LOGO]




                                   PROXY STATEMENT

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of United Wisconsin Services, Inc. (the "Company") for use at the Annual Meeting of Shareholders (the "Meeting") to be held at the Ramada Inn, 1202 West Clairemont Avenue, Eau Claire, Wisconsin, Wednesday, May 28, 1997 at 11:00 a.m. local time, and at any adjournments or postponements thereof.

    Only holders of record of shares of common stock, no par value per share ("Common Stock"), of the Company at the close of business on March 12, 1997, the record date for the Meeting, are entitled to receive notice of and to vote at the Meeting. Shareholders will be entitled to one vote for each share of Common Stock held. On March 31, 1997, there were issued and outstanding 16,409,999 shares of the Common Stock.

    When you sign and return the enclosed appointment of proxy form, the shares of the Common Stock represented thereby will be voted FOR the nominees for directors listed on pages 3 and 4, unless otherwise indicated on the proxy form. The Board of Directors expects all nominees to be available for election. In case any nominee is not available, the proxy holders may vote for a substitute. Returning your completed proxy form will not prevent you from voting in person at the Meeting should you be present and wish to do so. You may revoke your proxy at any time before it is voted by advising the Secretary of the Company of such revocation in writing (by subsequent proxy or otherwise).

    The Company knows of no specific matter to be brought before the Meeting that is not referred to in the Notice of Annual Meeting. If any such matter properly comes before the Meeting, it is the intention of the persons acting pursuant to the enclosed appointment of proxy form to vote the shares represented thereby in accordance with their best judgment.

    Directors will be elected at the Meeting by a plurality of the votes cast at the Meeting. Abstentions will be included in the determination of shares present and voting for purposes of determining whether a quorum exists. Broker non-votes will not be so included. Neither abstentions nor broker non-votes are counted in determining whether a proposal has been approved.

    Officers and other employees of the Company may solicit proxies by personal interview, telephone and facsimile, in addition to the use of the mails, but will receive no additional compensation for such activities. The Company also has made arrangements with brokerage firms, banks, nominees and other fiduciaries to forward proxy solicitation materials for shares of the Common Stock held of record by them to the beneficial owners of such shares. The Company will reimburse them for reasonable out-of-pocket expenses.

    The Annual Report to Shareholders for the year ended December 31, 1996, the Notice of the Meeting, this Proxy Statement and the accompanying appointment of proxy form were first mailed to shareholders on or about April 18, 1997.

                       SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                                OWNERS AND MANAGEMENT

    The following table sets forth the beneficial ownership of shares of the Common Stock as of March 31, 1997 by each shareholder known to the Company to own beneficially more than five percent (5%) of the shares of the Common Stock outstanding, by each director of the Company, each person nominated to be a director, each of the executive officers of the Company who appear in the Summary Compensation Table below, and all directors and officers of the Company as a group. Unless otherwise indicated, each shareholder listed below has sole voting and dispositive power with respect to shares of the Common Stock beneficially owned.

                                                                  Number of Shares        Percent of
Name                                                            Beneficially Owned(2)       Class
-----                                                           ---------------------       -----
Blue Cross & Blue Shield United of Wisconsin(1)                       6,207,075              37.8%
Wallace J. Hilliard(1) . . . . . . . . . . . . . . . . . . .          1,931,477              11.4
Ronald A. Weyers(1). . . . . . . . . . . . . . . . . . . . .          1,252,759               7.4
Northern Capital Management Incorporated(1). . . . . . . . .          1,021,180               6.2
Thomas R. Hefty (2)(3)(4). . . . . . . . . . . . . . . . . .             55,071                 *
Samuel V. Miller (2)(3). . . . . . . . . . . . . . . . . . .            475,852               2.8
Roger A. Formisano (2)(3)(4) . . . . . . . . . . . . . . . .             19,893                 *
C. Edward Mordy (2)(4) . . . . . . . . . . . . . . . . . . .             35,345                 *
Penny J. Siewert(2)(4) . . . . . . . . . . . . . . . . . . .              5,757                  *
Richard A. Abdoo . . . . . . . . . . . . . . . . . . . . . .              1,800                 *
Thomas A. Bausch . . . . . . . . . . . . . . . . . . . . . .              1,300                 *
Jane T. Coleman. . . . . . . . . . . . . . . . . . . . . . .              3,000                 *
Michael D. Dunham. . . . . . . . . . . . . . . . . . . . . .                -0-                 *
James L. Forbes. . . . . . . . . . . . . . . . . . . . . . .              2,500                 *
James C. Hickman . . . . . . . . . . . . . . . . . . . . . .              1,200                 *
William R. Johnson . . . . . . . . . . . . . . . . . . . . .              5,500                 *
Eugene A. Menden . . . . . . . . . . . . . . . . . . . . . .              2,500                 *
Donald P. Muench(3). . . . . . . . . . . . . . . . . . . .                2,000                 *
Arthur W. Nesbitt. . . . . . . . . . . . . . . . . . . . . .              3,150                 *
William C. Rupp, M.D.. . . . . . . . . . . . . . . . . . . .                -0-                 *
Carol N. Skornicka . . . . . . . . . . . . . . . . . . . . .                -0-                 *

All directors and executive officers as a group (21 persons)(2)(4)      662,601               3.9
-------------------

    * Amount represents less than 1% of the total shares of the Common Stock issued and outstanding.
    (1) Blue Cross & Blue Shield United of Wisconsin's address is 1515 North River Center Drive, Milwaukee, Wisconsin 53212; Mr. Hilliard's address is 3100 AMS Boulevard, Green Bay, Wisconsin 54313; Mr. Weyer's address is 3100 AMS Boulevard, Green Bay, Wisconsin 54313; and Northern Capital Management Incorporated's address is 8018 Excelsior Drive, Suite 300, Madison, Wisconsin 53717-1951.
    (2) Includes the following number of shares covered under options exercisable within 60 days of March 31, 1997: Mr. Hefty, 39,157; Mr. Miller, 473,852; Mr. Formisano, 15,581; Mr. Mordy 18,362; Ms. Siewert, 3,625, and all directors and officers as a group, 593,237.
    (3) Includes shares with respect to which such person shares voting power and dispositive power with his or her spouse: Mr. Hefty, 2,000 shares; Mr. Miller, 2,000 shares; Mr. Formisano, 3,750 shares; and Mr. Muench, 1,000 shares.
    (4) Includes the following shares held under the Company's 401(k) plan, as to which such person has dispositive power: Mr. Hefty, 2,414 shares; Mr. Formisano, 562; Mr. Mordy, 2,883; Ms. Siewert, 1,482; and all directors and officers as a group, 13,303.

    Blue Cross & Blue Shield United of Wisconsin ("Blue Cross") owns 37.8% of the issued and outstanding shares of the Common Stock. Three of the Company's nine directors will be directors of Blue Cross as of the date of the Meeting. It is anticipated that Blue Cross will vote its shares of the Common Stock in favor of each of the nominees.

                            ITEM 1 - ELECTION OF DIRECTORS

    Effective as of the date of the Meeting, the Company's Bylaws fix the number of directors at nine. The Board of Directors is divided into three classes, whose members each serve terms of three years (and until their successors are elected and qualified). The terms of one of the three classes expire at each annual meeting of shareholders. Messrs. Abdoo, Hefty and Johnson are in the class of directors whose terms expire at the Meeting. They have been nominated to serve as directors for terms expiring at the Annual Meeting of Shareholders in 2000 and until their successors are elected and qualified. The terms of Mr. Menden and Mr. Dunham (who was selected by the Board of Directors to fill the vacancy created by the resignation of Mr. Muench) will expire at the Annual Meeting of Shareholders in 1998. The Company also has realigned the number of directors within each class, so that each class now includes three directors. The directorship held by Ms. Coleman, which expires this year, is being moved to the class with terms expiring in 1998. Ms. Skornicka has been nominated to replace Ms. Coleman, who is resigning, and, accordingly, Ms. Skornicka has been nominated to serve as a director for a term expiring at the Annual Meeting of Shareholders in 1998 and until her successor is elected and
qualified.   The terms of Messrs. Forbes and Hickman and Dr. Rupp (who was selected by the Board of Directors to fill the vacancy created by the resignation of Thomas A. Bausch) will expire at the Annual Meeting of Shareholders in 1999. There are no family relationships among any of the directors, nominees and/or executive officers of the Company.

    The nominees standing for election have been approved by the Board of Directors. The Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve as a director if elected. The name and age as of March 31, 1997, and certain additional information, as to each such nominee and each Director serving an unexpired term are as follows:

                            NOMINEES STANDING FOR ELECTION

          NOMINEES FOR ELECTION AT THIS MEETING WITH TERMS EXPIRING IN 2000

Name and Age            Principal Occupation During Past Five Years
------------            -------------------------------------------

Richard A. Abdoo        Director of the Company since August 1991; Director of
Age:  53                Blue Cross from May 1991 until May 1997; Chairman of the
                        Board,President and Chief Executive Officer of
                        Wisconsin Energy Corporation, a diversified energy services holding company, since May 1991; Chairman of the Board and Chief Executive Officer of Wisconsin
                        Electric Power Company since 1990; Director of
                        Wisconsin Energy Corporation since 1988; Director of
                        Wisconsin Electric Power Company since 1989; Chairman of the Board and Chief Executive Officer of Wisconsin
                        Natural Gas Company from 1990 to 1995; Director of
                        Wisconsin Natural Gas Company from 1989 to 1995;
                        Director of Marshall & Ilsley Corporation, a bank holding company, and Sundstrand Corporation.

Thomas R. Hefty         Director of the Company since 1983; President of the
Age:  49                Company since December 1986 and Chairman of the Board
                        and Chief Executive Officer of the Company since
                        July 1991; Chairman of the Board and Director of Blue
                        Cross since 1988; President of Blue Cross since 1982;
                        Deputy Insurance Commissioner for the Office of the Commissioner of Insurance for the State of Wisconsin from 1979 to 1982; Director of Artisan Funds, Inc., an investment company registered under the Investment
                        Company Act of 1940, as amended.

William R. Johnson      Director of the Company since May 1993; President of
Age:70                  Johansen Capital Associates,Inc., a financial and
                        investment consultant to corporations and individuals, since 1984; Chairman, President and Chief Executive
                        Officer of National Investment Services of America,
                        Inc., an investment manager of pension, profit sharing and other funds, from 1968 to 1984; Director of Munich
                        American Reinsurance and Munich Management Company, the
                        U.S. branch of Munich Reinsurance, both reinsurance companies.

           NOMINEES FOR ELECTION AT THIS MEETING WITH TERM EXPIRING IN 1998

Carol N. Skornicka      Vice President, Secretary and General Counsel of
Age:  55                Midwest Express Holdings, Inc. and Midwest Express
                        Airlines, Inc. since May 1996; Secretary of the
                        Wisconsin Department of Industry, Labor and Human
                        Relations from 1991 to May 1996; Director of Astral
                        Aviation, Inc. since May 1996.

                                 CONTINUING DIRECTORS
                  DIRECTORS WHOSE PRESENT TERMS CONTINUE UNTIL 1998


Eugene A. Menden        Director of the Company since August 1991; Director of
Age:  66                Blue Cross from January 1987 until May 1992. Prior to
                        retirement, Director of International Finance for Marquette Electronics, Inc., a manufacturer of medical electronic products. Served as Vice President of Finance for Marquette Electronics, Inc. from 1970 to
                        February 1991, as Treasurer from 1970 to 1989, and as a director since 1972.

Michael D. Dunham       Director of Blue Cross from August 1996 until May 1997;
Age:  51                President and a director of Effective Management
                        Systems, Inc., a manufacturer of integrated manufacturing and business management software, since its incorporation in 1978.

                  DIRECTORS WHOSE PRESENT TERMS CONTINUE UNTIL 1999

James L. Forbes         Director of the Company since August 1991; Director
Age:  64                Blue Cross since May 1974; President and Chief
                        Executive Officer of Badger Meter, Inc., a manufacturer of products using flow measurement technology, since
                        1987; Director of Badger Meter, Inc., Universal Foods
                        Corporation, an international manufacturer and marketer of value-added food products, Firstar Corporation, a bank holding company, and Firstar Trust Company, a subsidiary of Firstar Corporation.

James C. Hickman        Blue Director of the Company since August 1992;
Age:  69                Director ofCross since December 1986; Emeritus
                        Professor and Emeritus Dean of the School of Business of the University of Wisconsin-Madison ("UW School of Business") since July 1993; Professor in the UW School of Business from 1990 to 1993; Dean of the UW School of Business from 1985 to 1990.


William C. Rupp,M.D.    President and Chief Executive Officer of
Age:  50                Luther/Midelfort Mayo Health System since
                        October 1992; President of Midelfort Clinic from 1991 through October 1992; practicing physician in oncology since August 1982.

    The affirmative vote of a plurality of the votes cast is required for the election of directors. Unless otherwise specified, the shares of the Common Stock represented by the proxies solicited hereby will be voted in favor of the election of the above-described nominees. If at or prior to their election, any one or more of the nominees is unwilling or unable to serve, the proxies shall have discretionary authority to select and/or vote for substituted nominees.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE NOMINEES FOR DIRECTORS.

    MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD OF DIRECTORS

    In 1996, the Board of Directors held five meetings. Each director attended at least 75% of these meetings. During 1996 each director also attended at least 75% of the meetings of the committees of the Board of Directors ("Committees") held during his or her tenure as a Committee member. The Board of Directors has standing Executive, Finance, Management Review and Audit Committees.

    The Executive Committee discharges certain of the responsibilities of the Board of Directors when so instructed by the Board and studies proposals and makes recommendations to the Board. Specifically, the Executive Committee has the authority to approve long range corporate and strategic plans, advise and consult with management on corporate policies, approve the annual operating plan and approve major changes in policy affecting new services and programs. The Executive Committee held eight meetings during 1996. Beginning in 1997, it is anticipated that the Executive Committee will not meet regularly but instead will meet only when the entire Board of Directors is unable to do so. As of the date of the Meeting the members of the Executive Committee will be Messrs. Forbes (Chairman), Abdoo, Hefty, Hickman and Johnson.

    The Finance Committee approves investment policies and plans and approves the investment of funds of the Company, consults with management regarding real estate, accounts receivable and other assets, determines the amounts and types of insurance carried by the Company, advises and consults with management regarding selection of insurance carriers and corporate tax policies and discharges certain other responsibilities of the Board of Directors when so instructed by the Board. The Finance Committee held four meetings during 1996. As of the date of the Meeting the members of the Finance Committee will be Messrs. Hefty, Johnson and Menden.

    The Management Review Committee evaluates the performance of the Company's executive officers, approves executive officer development programs, determines the compensation of the executive officers and reviews management's recommendations as to the compensation of other key personnel, acts as the nominating committee for officers and directors and makes recommendations to the Board of Directors regarding the types, methods and levels of director compensation, administers the compensation plans for the officers, directors and key employees, and discharges certain other responsibilities of the Board of Directors when so instructed by the Board. The Management Review Committee will consider a nominee for election to the Board of Directors recommended by a shareholder if the shareholder submits the nomination in compliance with the requirements of the Company's Bylaws relating to nominations by shareholders. The Management Review Committee held four meetings during 1996. As of the date of the Meeting the members of the Management Review Committee will be Messrs. Forbes and Abdoo.

    The Audit Committee reviews the scope and timing of the audit of the Company's financial statements and reviews with the Company's independent public accountants the Company's management policies and procedures with respect to auditing and accounting controls. The Audit Committee also reviews with the independent public accountants the audited financial statements for the Company and the auditors' reports and management letter. The Audit Committee selects and engages the Company's independent public accountants and reviews and approves all related party transactions. In addition, it reviews and evaluates Conflict of Interest statements and discharges certain other responsibilities of the Board of Directors when so instructed by the Board. The Audit Committee held four meetings during 1996. As of the date of the Meeting the members of the Audit Committee will be Messrs. Hickman and Menden.

    COMPENSATION OF DIRECTORS

    Directors who are officers or employees of Company receive no compensation as such for service as members of the Board of Directors or Committees of the Board. A director who is not an officer or employee of the Company receives a fee of $1,100 for each day on which he or she attends one or more Board or Committee meetings, regardless of the number of meetings attended that day, and a monthly retainer of $750. In addition, each Committee Chairman receives a monthly fee of $250. Pursuant to the 1995 Director Stock Option Plan of United Wisconsin Services, Inc., each director has received in connection with his or her service as a director an option to purchase 3,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant.

    NOMINATIONS FOR DIRECTORS BY SHAREHOLDERS

    The Board of Directors will consider a nominee for election to the Board recommended by a shareholder if the shareholder submits the nomination in compliance with the requirements of the Company's Bylaws relating to nominations by shareholders. Article II, Section 1(B) of the Company's Bylaws provides that if a shareholder desires to make a nomination for the election of directors at an annual meeting, he or she must give timely written notice of the nomination to the Secretary of the Company. Notice is timely if received by the Secretary at the Company's principal office not less than 60 days nor more than 90 days prior to the last Wednesday in May in the year of the applicable annual meeting. The notice must set forth the shareholder's name and address as they appear on the Company's books; the class and number of shares of Common Stock beneficially owned by such shareholder; a representation that such shareholder is a holder of record of shares entitled to vote at the meeting and intends to appear at the meeting, in person or by proxy, to make the nomination; the name and residence address of the nominee; a description of all arrangements or understandings between the shareholder and the nominee (and any other person or persons) pursuant to which the nomination is to be made; the written consent of the nominee to serve if elected; and certain other information. The notice must be signed by the shareholder of record who intends to make the nomination (or his or her duly authorized proxy or other representative) and must bear the date of signature of such shareholder or representative. Article II, Section 2(B) of the Bylaws provides that notices with respect to any nomination for a Board election to be held at any special meeting must contain all the information set forth above and must be received by the Secretary of the Company not earlier than 90 days and not later than the later of 60 days prior to the special meeting or ten days after notice of such meeting is first given to shareholders. Shareholders wishing to submit a nomination should review the Bylaw requirements regarding nominations by shareholders and should communicate with the Secretary, United Wisconsin Services, Inc., 401 West Michigan Street, Milwaukee, Wisconsin 53203, for further information.


                                EXECUTIVE COMPENSATION

    Pursuant to the Service Agreement (as hereinafter described), certain executive officers of the Company provide services to Blue Cross. Costs and expenses associated therewith are shared in accordance with the terms of the Service Agreement. See "Certain Transactions." The following table summarizes the total compensation paid by the Company or its subsidiaries to the Chief Executive Officer and the four other most highly compensated executive officers of the Company for services rendered to the Company and Blue Cross for the years ended December 31, 1996, 1995 and 1994.


                                                         SUMMARY COMPENSATION TABLE


                                                ANNUAL COMPENSATION               LONG-TERM COMPENSATION
                                                -------------------               ----------------------

                                                                                           AWARDS        PAYOUTS
                                                                                           ------        -------

                                                                          OTHER ANNUAL   SECURITIES        LTIP         ALL OTHER
NAME AND PRINCIPAL                                            BONUS       COMPENSATION   UNDERLYING       PAYOUTS      COMPENSATION
POSITION                        YEAR        SALARY ($)       ($)(1,2)        ($)(4)    OPTIONS/SARS (#)    ($)(1)         ($) (5)

Thomas R. Hefty                 1996         $410,028       $177,542         $9,355         30,000             --         $3,750
  CHAIRMAN OF THE               1995          390,024         91,265          6,693             --        $10,832          3,750
  BOARD, PRESIDENT &            1994          290,016        179,230             --         45,543             --          3,750
  CHIEF EXECUTIVE
  OFFICER

Samuel V. Miller (6)            1996          500,004   1,500,000(3)         89,169        434,563             --             --
  EXECUTIVE VICE                1995           77,652      83,350(3)             --        198,019             --             --
  PRESIDENT; PRESIDENT
  OF AMERICAN MEDICAL
  SECURITY HOLDINGS, INC.

Roger A. Formisano              1996          235,128         61,604          3,424         15,000             --          3,750
  EXECUTIVE VICE                1995          179,840         41,004          4,999             --          4,406          3,750
  PRESIDENT & CHIEF             1994          137,940         61,797          1,324         17,024             --          3,449
  OPERATING OFFICER;
  PRESIDENT OF
  COMPCARE HEALTH
  SERVICES INSURANCE
  CORPORATION AND
  MERIDIAN RESOURCE
  CORPORATION

C. Edward Mordy                 1996          176,040         55,805          3,106         10,000             --          3,750
  VICE PRESIDENT &              1995          161,496         18,734          2,567             --          5,502          3,750
  CHIEF FINANCIAL               1994          133,464         52,318             --         22,816             --          3,337
  OFFICER

Penny J. Siewert(7)             1996          163,152         53,677          1,737          7,000             --          3,017
  VICE PRESIDENT OF             1995          117,388         33,808             --          7,500             --          2,935
  REGIONAL SERVICES



-----------
    (1) Amounts include compensation earned and deferred at the election of the named executive officer during the fiscal years indicated and paid subsequent to the end of each fiscal year.
    (2) Amounts represent bonuses earned under both the Company's Profit Sharing Plan and Management Incentive Plan.
    (3) Amounts represent bonuses earned by Mr. Miller pursuant to the terms of his employment agreement with the Company.
    (4) Amounts represent reimbursement for the payment of taxes and the payout for unused personal days. Except for Mr. Miller, the amounts indicated do not include perquisites and other personal benefits to the named executive officers which for each such officer did not exceed the lesser of $50,000 or 10% of the officer's total annual salary and bonus.
    (5) Amounts represent the Company's matching contributions to the UWSI/BCBSUW 401(k) Plan.
    (6) Mr. Miller became an employee of the Company in November 1995, and compensation information reflects amounts earned since that time.
    (7) Ms. Siewert was promoted to an executive officer of the Company on September 1, 1995.

The following table details the options granted in the last fiscal year to the executive officers listed in the Summary Compensation Table. No stock appreciation rights ("SARs") were granted in the last fiscal year.




                                           OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                               INDIVIDUAL GRANTS
                     ---------------------------------------------------------------------
                       # OF SECURITIES  % OF TOTAL OPTIONS
                        UNDERLYING          GRANTED TO           EXERCISE OR                POTENTIAL REALIZABLE VALUE AT ASSUMED
                           OPTIONS         EMPLOYEES IN          BASE PRICE     EXPIRATION       ANNUAL RATES OF STOCK PRICE
EXECUTIVE               GRANTED (1)         FISCAL YEAR          ($/SHARE)        DATE         APPRECIATION FOR OPTION TERM
                                                                                                     5%                 10%
Thomas R. Hefty            30,000              1.63%             $22.875         01/01/08       $546,156.40       $1,467,496.47
Samuel V. Miller (1)      275,833(2)          15.02%              18.130         10/31/07      3,552,302.21        9,267,162.92
                          158,730              8.64%              25.200         12/16/08      3,183,422.12        8,553,704.95
Roger A. Formisano         15,000              0.82%              22.875         01/01/08        273,078.20          733,748.24
C. Edward Mordy            10,000              0.54%              22.875         01/01/08        182,052.13          489,165.49
Penny J. Siewert            7,000              0.38%              22.875         01/01/08        127,436.49          342,415.84



-----------
    (1) Mr. Miller's options were fully vested when they were granted. All other options granted vest at the rate of 25% each year on the anniversary of the grant date. All options listed for Messrs. Hefty, Formisano, Mordy and Ms. Siewert were granted on 1/2/96.
    (2) These options were granted to Mr. Miller in connection with the merger of the Company and American Medical Security Group, Inc. ("AMSG") in substitution for existing options he held to purchase shares of AMSG from the Company.

No SARs or options were exercised by any of the executive officers listed in the Summary Compensation Table during 1996. The number of unexercised SARs and options and the total value of unexercised in-the-money SARs and options at December 31, 1996 are shown in the following table:



                 AGGREGATED OPTION/SAR EXERCISES IN THE LAST FISCAL YEAR
                                AND FY-END OPTION/SAR VALUES

                                  NUMBER OF SECURITIES               VALUE OF UNEXERCISED
                                 UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS/SARS AT
                               OPTIONS/SARS AT FY-END (#)                  FY-END ($)

NAME                          EXERCISABLE/UNEXERCISABLE(1)          EXERCISABLE/UNEXERCISABLE
----                          ----------------------------        -------------------------
Thomas R. Hefty. . . . . .           45,271 / 70,271                   $250,575 / $350,575
Samuel V. Miller (2) . . .          473,852 / 158,730                $2,437,783 / $166,667
Roger A. Formisano . . . .           15,074 / 28,199                    $62,878 / $113,034
C. Edward Mordy. . . . . .           22,658 / 30,158                   $125,288 / $158,413
Penny J. Siewert . . . . .            1,875 / 12,625                     $7,266 / $45,422


-----------
    (1) Options become immediately exercisable upon change in control of the Company. A change in control includes: the acquisition by certain persons or groups of 25% or more of the outstanding Common Stock; a change in the membership of a majority of the Board of Directors, if not approved by the incumbent Directors; or the approval by the Company's shareholders of a plan of liquidation, an agreement to sell substantially all of the Company's assets, or certain mergers, consolidations or reorganizations.
    (2) All of Mr. Miller's options were vested on the date of the grant. However, the option on 158,730 shares that Mr. Miller received on December 16, 1996 is not exercisable prior to six months following the date of its grant.


    LONG-TERM INCENTIVE PLAN

    The Company maintains a Long-Term Incentive Plan ("LTIP") for, among others, the executive officers of the Company. The LTIP is administered by the Company's Management Review Committee. Awards are based on the achievement of certain growth objectives established at the beginning of each three-year plan cycle by the Management Review Committee. Goals are set at minimum, target and maximum levels for each objective. Payout awards are determined at the end of each three-year plan cycle and are prorated when actual results for any objective lie between the minimum and maximum goal levels. Payout awards are based on a percentage of each participant's average base salary range midpoint during the applicable three-year cycle. The components and maximum payout potential for the 1996-1998 Plan for Messrs. Hefty, Formisano and Mordy and Ms. Siewert are: Average Annual Increase in Combined Surplus of Blue Cross and the Company calculated in accordance with generally accepted accounting principles ("GAAP"), 8.33% (17.5% for Ms. Siewert); Average Annual Increase in Government Programs Reimbursement, 2.5% (7.5% for Ms. Siewert); Increase in Combined Revenue for Blue Cross and the Company, 5.83%. For Ms. Siewert the third goal is Increase in Blue Cross Individual Products Premium Revenue, 25%. Mr. Miller is not eligible to participate in the LTIP.

     The potential value of payouts under the 1996-1998 LTIP to the listed executive officers is shown in the following table:

              LONG-TERM INCENTIVE PLANS-AWARDS IN LAST FISCAL YEAR


                                    PERFORMANCE OR
                                  OTHER PERIOD UNTIL              ESTIMATED FUTURE PAYOUTS UNDER NON-STOCK
NAME                             MATURATION OR PAYOUT                       PRICE-BASED PLANS(1)
                                                             --------------------------------------------------

                                                              Threshold            Target              Maximum

Thomas R. Hefty. . . . . . .            3 Years                $32,668             $49,000             $81,668

Roger A. Formisano . . . . . .          3 Years                 18,934              28,400              47,334

C. Edward Mordy. . . . . . . .          3 Years                 14,201              21,300              35,501

Penny J. Siewert . . . . . . .          3 Years                 37,500              56,250              93,750

---------------
     (1) The average midpoint of the named executive's annual base salary range for the three-year term is calculated using the actual 1996 and 1997 base salary range midpoints and the estimated 1998 base salary range midpoint. The estimated 1998 midpoint is 4% higher than the 1997 actual base salary range midpoint.

          DEFINED BENEFIT PENSION PLANS

          The Company provides a non-contributory defined benefit plan to its salaried employees pursuant to the UWSI/BCBSUW Salaried Pension Plan ("Salaried Plan"). The Salaried Plan was amended effective January 1, 1997 to change the benefit formula from a final average pay formula to a cash balance formula. The cash balance formula provides annual pay credits of 4% plus transition credits of 4% for the number of years of service on December 31, 1996 (up to 15 years). Interest is credited monthly on the cash balance account based on the yield on 10-year Treasury securities for the month of October of the previous year.

          In addition, the Company provides to executives defined benefits from the Supplemental Executive Retirement Plan ("SERP"). The SERP was amended, effective January 1, 1997, to provide a total benefit (taking into account Salaried Plan benefits and Social Security benefits) of 2% of final 5-year average pay per year of service (up to 30 years).

                               PENSION PLAN TABLE



                                                   YEARS OF SERVICE
                                ------------------------------------------------------

REMUNERATION                       15             20             25         30 or more

  $125,000 . . . . . . . . .     $37,500        $50,000        $62,500        $75,000

  $150,000 . . . . . . . . .     $45,000        $60,000        $75,000        $90,000

  $175,000 . . . . . . . . .     $52,500        $70,000        $87,500       $105,000

  $200,000 . . . . . . . . .     $60,000        $80,000       $100,000       $120,000

  $225,000 . . . . . . . . .     $67,500        $90,000       $112,500       $135,000

  $250,000 . . . . . . . . .     $75,000       $100,000       $125,000       $150,000

  $275,000 . . . . . . . . .     $82,500       $110,000       $137,500       $165,000

  $300,000 . . . . . . . . .     $90,000       $120,000       $150,000       $180,000

  $400,000 . . . . . . . . .    $120,000       $160,000       $200,000       $240,000

  $500,000 . . . . . . . . .    $150,000       $200,000       $250,000       $300,000

  $600,000 . . . . . . . . .    $180,000       $240,000       $300,000       $360,000


The persons named in the Summary Compensation Table who are participants in the Salaried Plan and the SERP have the following years of credited service: Mr. Hefty, fourteen years; Mr. Formisano, five years; Mr. Mordy, eleven years; Ms. Siewert, twenty years.


                      MANAGEMENT REVIEW COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

     The Management Review Committee of the Board of Directors (the "Committee") is composed of five independent, non-employee directors. The Committee establishes and directs the administration of all programs under which executive benefits are provided and compensation is paid or awarded to the Company's executive officers, evaluates executive officer performance and assesses the effectiveness of the Company's executive compensation programs.

COMPENSATION PHILOSOPHY

     The Company's executive compensation program is designed to closely link executive compensation to corporate performance and return to shareholders. To this end, the Company has developed an overall compensation strategy and implemented compensation plans that tie a significant portion of executive compensation to the Company's success in meeting specified performance goals and to appreciation in the Common Stock price. The overall objectives of this strategy are to attract and retain the best possible executive talent, to motivate these executives to achieve the goals contained in the Company's business strategy, to link executive and shareholder interests through equity-based plans and, finally, to provide a compensation package that recognizes individual contributions as well as overall business results.

     Accordingly, the Company sets base salaries at approximately 90% of the market average for comparable positions at comparable companies. The Company's incentive compensation plans are designed to bring total compensation to approximately 110% of the market average for comparable positions at comparable companies for outstanding corporate and individual performance.

     Each year the Committee conducts a full review of the Company's executive compensation program to ensure the continuing correlation between Company performance and executive compensation. During 1996 this process included consultation with Hewitt Associates ("Hewitt") throughout the year on such issues as base salaries, overall compensation and stock option awards. The Committee's review included a comparison of the Company's executive compensation against a peer group with which the Company competes for executive talent. The Committee believes that the Company's most direct competitors for executive talent are not necessarily all of the companies that would be included in a peer group established for comparing shareholder returns. Consequently, the peer group used for compensation analysis is not the same as the peer group index in the Performance Graph included in this Proxy Statement.

     The elements of the Company's executive compensation package are: base salary, profit sharing, an annual management incentive performance-based bonus, a long-term incentive plan and non-qualified Common Stock options. The Committee's decisions with respect to each of these elements, including the basis for the compensation awarded to the CEO, are discussed below. While the elements of compensation described in this Report are considered separately, the Committee takes into account the full compensation package afforded by the Company to the individual, including pension benefits, supplemental retirement benefits, insurance and other benefits. In reviewing the individual performance of the executives whose compensation is detailed in this Proxy Statement, the Committee takes into account the views of Mr. Hefty, the Company's CEO, for positions other than that of the CEO.

     Section 162(m) of the Internal Revenue Code of 1986, as amended, limits a publicly held corporation's deductions for certain executive compensation in excess of $1 million in taxable years beginning after December 31, 1993.
Certain performance-based compensation is excepted from the $1 million limitation. In 1996, none of the Company's executives received compensation in excess of $1 million for purposes of Section 162(m) and all 1996 executive compensation is fully deductible. This includes the compensation paid to Mr. Miller because, under the terms of his employment agreement, Mr. Miller's compensation was structured using performance-based compensation and compensation deferrals. The Committee has, however, reviewed Section 162(m) and considered its impact on the Company's future executive compensation plans. At this time, it is not anticipated that any of the Company's executives will receive salary and bonus in 1997 in excess of Section 162(m)'s $1 million limit. Therefore, the Committee did not take any action to modify its compensation plans in accordance with Section 162(m). The Committee will continue to monitor this situation and will take appropriate action if it is warranted in the future.

BASE SALARIES

     Base salaries for executive officers are determined initially by evaluating and comparing the responsibilities of their positions and experience and by reference to the competitive marketplace for executive talent. Salary adjustments are determined by evaluating the performance of the Company and of each executive officer and by surveying the industry to determine the average industry change in executive base salary. In the case of executives with responsibility for a particular business unit, such unit's financial results also are a major consideration. The Committee, where appropriate, considers non-financial performance measures such as increase in market share, gains in administrative cost efficiency, improvements in product quality and improvements in relations with customers, suppliers and employees.

     When setting 1996 base salaries for the Company's executives, the Committee considered competitive data which indicated that the base salaries of the Company's executives were below competitive levels at approximately 81% of estimated market value for the group as a whole. Accordingly, since the Company's compensation philosophy calls for base salaries that are approximately 90% of the market average, executive officers, excluding the CEO, received base salary increases of between 4.5% and 9.0%.

ANNUAL INCENTIVE COMPENSATION

     PROFIT SHARING PLAN

     The Company annually establishes a Profit Sharing Plan for all employees who are with the Company for the entire calendar year. The United Wisconsin Services, Inc. 1996 Profit Sharing Plan (the "Profit Sharing Plan") compensated employees based on corporate profitability, on individual business unit or regional area profitability and on the attainment of high levels of customer satisfaction, all measured against targets set at the beginning of the year.

     Under the corporate profitability goal, the Profit Sharing Plan pays each employee from 0% to 9% of base salary depending on the attainment of specified profit levels. For employees to receive the 9% payout, the Company and Blue Cross had to attain combined net income, excluding net income or loss from extraordinary items, of $49.1 million or more. If a specified minimum level of profitability had not been attained, no awards would have been made under any portion of the Profit Sharing Plan.

     An individual business unit's or regional area's financial performance was required to attain specific levels of profitability based on the business unit's or regional area's annual budget and/or prior year results for its employees to receive an additional payout of up to 9% of compensation on the "Local Component." The Profit Sharing Plan also contained a customer satisfaction modifier which enabled employees to earn up to an additional 3% of annual compensation for achievement of high customer satisfaction levels, generally in excess of 93.5%, or which could reduce an award by up to 2% of annual compensation for poorer levels of customer satisfaction. In total, the Profit Sharing Plan paid the executives described herein between 8.5% and 10.7% of annual compensation.

     MANAGEMENT INCENTIVE PLAN

     The Company's executive officers are eligible for an annual performance bonus under the Management Incentive Plan. The bonus paid from this Plan has two components: the Corporate Component and the Individual Performance/Expense Ratio/Profit Sharing Component. The Corporate Component is equal to one times the executive's total payout from the Profit Sharing Plan (two times the Profit Sharing payout for the CEO) as described above.

     The Individual Performance/Expense Ratio/Profit Sharing Component has three parts. First, individual performance objectives are established for each eligible executive. These individual objectives can include both financial and non-financial measures related to the performance of the business units or corporate departments for which the executive is responsible. To determine how well executives other than the CEO have performed on their individual performance objectives, the Committee considers input from the CEO as well as other relevant factors. Not all individual performance objectives are quantifiable and the Committee did not assign quantitative relative weights to different factors or follow mathematical formulae. Therefore, the Committee used discretion in evaluating the executives' achievements of their individual performance objectives. Individual performance objectives are also established for the CEO. The Committee evaluates all relevant data to determine to what extent Mr. Hefty has met his performance expectations. Again, the Committee uses its discretion in making this determination.

     The second part of the Individual Performance/Expense Ratio/Profit Sharing Component is based on the Company and Blue Cross's attainment of a combined expense ratio target. The target ratio for minimum payout is based on the achievement of the Annual Operating Plan ("AOP") expense ratio, while the middle and maximum payout targets require improvement beyond the AOP ratio.

     The third part of the Individual Performance/Expense Ratio/Profit Sharing Component is based on the executive's payout from the Local Component of the 1996 Profit Sharing Plan. Bonus payments are made according to a schedule which correlates percentages of base salary paid under the Local Component of the Profit Sharing Plan with specific bonus amounts.

     Bonus amounts can range from 0% to 39% of annual compensation for executives other than the CEO (up to 21% from the Corporate Component and up to 18% from the Individual Performance/Expense Ratio/Profit Sharing Component) and from 0% to 72% of annual compensation for the CEO (up to 42% from the Corporate Component and up to 30% from the Individual Performance/Expense Ratio/Profit Sharing Component). For executives to earn the maximum award, they must have achieved outstanding results on each of their individual goals; the profitability of the business unit or regional area to which they are assigned must have reached an exceptional level; and the Company and Blue Cross must have achieved a combined return on equity, excluding net income or loss from extraordinary items, of 22% or more as well as a combined expense ratio of 9.45% or less. In 1996, the Company and Blue Cross's combined return on equity, as defined by the Plan documents, was 0.8% and the final combined expense ratio was 10.37%. 1996 performance bonus awards for the executives discussed herein, other than the CEO, ranged from 17.7% to 23.2% of annual compensation. These awards were paid in 1997.

LONG-TERM INCENTIVE COMPENSATION

     The Company's executive compensation strategy is to provide long-term compensation at a competitive level for the HMO and insurance markets. It is intended that two-thirds of the long-term compensation come from non-qualified stock options while one-third is to come from the Long-Term Incentive Plan.

     LONG-TERM INCENTIVE PLAN

     The Company maintains an LTIP for, among others, the executive officers of the Company. The LTIP is based on the achievement of certain growth objectives, including improved surplus and premium revenue growth. Each year, the Committee sets annual performance goals for the next three-year plan cycle. Goals are set at minimum, target and maximum levels for each objective. Payout awards are determined at the end of each three-year plan cycle and are prorated when actual results for any objective lie between the minimum and maximum goal levels.
There were no payouts from the 1994 - 1996 LTIP for the executives discussed herein.

     STOCK OPTIONS

     The Committee is responsible for administering the Company's stock option program, which is designed to motivate employees to maximize shareholder value and maintain a medium to long-term perspective. Option grants are made at the fair market price on the date of grant and become exercisable in equal annual installments over a four-year term, generally expiring 12 years after the date of grant.

     When determining the size of the option grants made to executives, the Committee considers the results of a competitive market compensation survey performed by Hewitt which primarily focuses on the Blue Cross and HMO markets. The Committee also considers its own evaluation of the executives' past and prospective contributions to the success of the Company, anticipated performance requirements and contributions of each executive officer, and historical option award data. Based on all of this information, the Committee awarded options exercisable for 15,000, 10,000 and 7,000 shares of Common Stock to Mr. Formisano, Mr. Mordy and Ms. Siewert, respectively. The awards to the CEO and Mr. Miller are discussed below.

EXECUTIVE VICE PRESIDENT'S COMPENSATION

     During 1995, the Company recognized the need to recruit and hire an executive to direct its interests in its joint venture with AMSG. Due to the specialized knowledge and experience required for this position, a nationwide search was undertaken. At the end of 1995, Samuel V. Miller was hired as Executive Vice President of the Company. Mr. Miller does not participate in the Company's standard executive compensation programs. His compensation package was determined through employment negotiations which took into account his extensive experience at the senior levels of the financial services and insurance industries, his outstanding skills and his familiarity with the small group health insurance business. His compensation consists of base salary, an annual performance bonus, and non-qualified Common Stock options and certain other options. Pursuant to the terms of his employment agreement,

Mr. Miller received a base salary of $500,004 for 1996.

    Mr. Miller's employment contract provides for an annual performance bonus of not less than $500,000 nor more than $1,000,000. The Committee awarded Mr. Miller a bonus of $500,000 for 1996 based on the Committee's evaluation of his overall achievements in his management of the AMSG joint venture.

    In 1995, also pursuant to the terms of his employment contract, Mr. Miller was granted an option to purchase 7,113 shares of AMSG Common Stock from the Company. The grant, which included tandem stock appreciation rights, was made at the fair market value on the date of grant, was exercisable immediately, and terminates 12 years after the date of grant. Upon the Company's acquisition of 100% ownership of AMSG, Mr. Miller's AMSG option was converted to an option to purchase 275,833 shares of UWS stock at $18.13 per share. Additionally, in accordance with the terms of his employment contract, which provided for an option grant upon the Company's acquisition of AMSG, Mr. Miller was granted an option to purchase 158,730 shares of Common Stock on December 17, 1996. This grant was made at "fair market value on the date of grant," was vested immediately, exercisable six months after the date of grant and terminates 12 years after the date of grant. For purposes of this grant only, "fair market value on the date of grant" was equal to the average of the closing prices of Company stock on the ten (10) trading days immediately following completion of the Company's acquisition of AMSG. Finally, again in accordance with his employment contract, Mr. Miller received a transaction bonus of $1 million upon completion of the Company's acquisition of AMSG.

CHIEF EXECUTIVE OFFICER COMPENSATION

    Mr. Hefty's compensation for 1996 included base salary, profit sharing, and management incentive bonus for a total of $587,570. As discussed herein, some elements were paid in 1997 based on 1996 performance.

    Mr. Hefty's base salary in 1995 was approximately 80% of the average base salary for comparable positions, according to the previously mentioned Hewitt compensation survey. Because the Company's compensation philosophy provides that executive base salaries should be set at approximately 90% of the market average for comparable positions at comparable companies, Mr. Hefty's base salary for 1996 was increased to an amount which represents approximately 84% of the December 1995 estimated market value of his position. Mr. Hefty received 8.5% of his 1996 base salary from the Profit Sharing Plan based on the Company's combined return on equity of 0.8% and the Company's customer satisfaction levels. Under the Management Incentive Plan, Mr. Hefty was awarded 34.8% of his 1996 base salary based on the Company's and Blue Cross' financial results and his achievement of individual performance goals set at the beginning of the year.

    In determining the individual performance portion of Mr. Hefty's annual incentive award, the Committee considered several events which evidenced his personal contributions to the Company and its operating performance including the increase in revenue in virtually all lines of specialty business and the recruitment of Mr. Miller to manage the Company's AMSG interests.

    Mr. Hefty did not receive a payout from the Company's LTIP for the 1994 - 1996 performance period but did receive an option to purchase 30,000 shares of Common Stock.

CONCLUSION

    After its review of the total compensation program for the executives of the Company, the Committee continues to believe this program is competitive with the programs provided by companies with which the Company competes. The Committee believes that amounts paid under the incentive plans are appropriately related to corporate and individual performance, yielding awards directly linked to the financial and operational results of the Company and consistent with the returns generated on behalf of the Company's shareholders.

    Submitted by:  James L. Forbes, Chairman     Richard A. Abdoo
                   Donald P. Muench              Jane T. Coleman
                   Arthur W. Nesbitt

PERFORMANCE GRAPH

    Set forth below is a line graph comparing the cumulative total shareholder return of the Company's Common Stock, based on the market price of the Common Stock and assuming reinvestment of dividends, with the cumulative total return of companies included in the Center for Research in Security Prices (the "CRSP") Total Return Index for the NYSE/AMEX/NASDAQ Market (U.S. Companies) and a self-determined Peer Group of ten companies chosen by the Company.

                   Comparison of Five Year-Cumulative Total Returns
                Performance Graph for United Wisconsin Services, Inc.

    PREPARED BY THE CENTER FOR RESEARCH IN SECURITY PRICES
    Produced on 02/20/97 including data to 12/31/96

                                       [GRAPH]

                                   Legend

Symbol  CRSP Total Returns Index for:
____    / /      United Wisconsin Services, Inc.
--__--  *        NYSE/AMEX/Nasdaq Stock Market (US Companies)
-----   TRIANGLE Self-Determined Peer Group

12/31/91  12/31/92  12/31/93  12/30/94  12/29/95  12/31/96
--------  --------  --------  --------  --------  --------
 100.0     241.0     237.2     287.8     179.9     219.1
 100.0     109.7     122.0     121.4     165.5     200.6
 100.0     127.7     191.4     229.7     298.9     288.9

Companies in the Self-Determined Peer Group
 - COVENTRY CORP - EMPHESYS FINANCIAL GROUP INC - HUMANA INC - MID ATLANTIC MEDICAL SVCS INC - OXFORD HEALTH PLANS INC - PHYSICIANS HEALTH SVCS INC - RIGHTCHOICE MANAGED CARE INC - UNITED HEALTHCARE CORP - UNITED STATES HEALTHCARE INC - WELLPOINT HEALTH NETWORKS INC

NOTES:
 A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.

 B. The indexes are reweighted daily, using the market capitalization on the previous trading day.

 C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.

 D. The index level for all series was set to $100.0 on 12/31/91.

 E. Methodology for calculating the company index was modified at the request of the company.

                                 CERTAIN TRANSACTIONS

    SERVICE AGREEMENT.  The Company and Blue Cross have entered into the
Service Agreement with respect to the reciprocal provision of certain services, including sales and marketing, rental of office space, computerized data processing, claims processing, and legal, investment, actuarial and other management services. The company receiving a service is obligated to pay the provider thereof an amount which varies depending upon the particular service rendered, determined on either an allocated cost basis or based upon direct costs. If the recipient can obtain any of the services under more favorable terms by performing the services itself or by procuring them from a third party, it is not obligated to renew the Service Agreement for those services if the provider is unwilling to substantially match such terms. However, the Company must continue to purchase claims processing services from Blue Cross through December 31, 1997, pursuant to certain arrangements with Electronic Data Systems Corporation ("EDS"). Pursuant to the Service Agreement, the Company received net payments of $6.9 million, $5.7 million and $5.8 million from Blue Cross for the years ended December 31, 1994, 1995 and 1996, respectively. The Service Agreement is in effect until December 31, 1997 and may be renewed for a period of one year on each succeeding January 1, subject to negotiation of the services to be provided and the rates and allocations set forth therein. Pursuant to Wisconsin law, the Service Agreement is filed with the Office of the Commissioner of Insurance for the State of Wisconsin for its review to determine whether the agreement is reasonable and fair to the interests of the insurance companies which are parties to the agreement.

    In 1984, Blue Cross entered into a servicing agreement (the "EDS Servicing Agreement") whereby EDS would develop integrated processing systems, maintain computer hardware and software and provide data processing personnel. Key systems covered by this agreement include claims, membership, actuarial, commission, general ledger, accounts payable and fixed assets. The term of the EDS Servicing Agreement runs through December 31, 1999, with an option to terminate upon one year's prior written notice, deliverable at any time. Blue Cross will continue to receive services from EDS after expiration or early termination, for a period of not less than six months and not more than two years, to migrate its claims processing to a new provider of these services. Blue Cross plans on exercising its right of early termination, if at all, approximately one year prior to the target completion date for conversion to the computer system operated by Blue Cross and Blue Shield of South Carolina. For the years ended December 31, 1994, 1995 and 1996, the Company paid approximately $3.2 million, $3.4 million and $3.5 million, respectively, for services pursuant to the EDS Servicing Agreement.

    HEALTH AND OTHER BENEFITS TO THE EMPLOYEES OF BLUE CROSS. Certain subsidiaries of the Company provide health, life and other insurance benefits to the employees of Blue Cross. Premium revenue received from Blue Cross for these services totaled $3.8 million, $4.6 million and $4.4 million in 1994, 1995 and 1996, respectively. In addition, Blue Cross provides health insurance to certain of the Company's employees.

SECTION 16 COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors and persons owning in excess of ten percent of the shares of the Common Stock outstanding to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the exchange on which the Common Stock is traded. Officers, directors and ten percent shareholders are also required to furnish the Company with copies of all
Section 16(a) forms they file.

    Based upon a review of the information furnished to the Company, the Company believes that during the fiscal year ended December 31, 1996, its officers and directors and Blue Cross complied with all applicable
Section 16(a) filing requirements.

                                       AUDITORS

    The Audit Committee of the Board of Directors has selected Ernst & Young LLP as independent auditors for the Company for the year ending December 31, 1997. Ernst & Young has examined the accounts of the Company since 1988. Representatives of Ernst & Young will be present at the Meeting, will be available to respond to questions and may make a statement if they so desire.

                                    OTHER MATTERS

    The Company knows of no other matters to come before the Meeting. If any other matters properly come before the Meeting, it is the intention of the persons acting pursuant to the enclosed appointment of proxy form to vote the shares represented thereby in accordance with their best judgment.

                                SHAREHOLDER PROPOSALS

    Pursuant to Article II of the Company's Bylaws, which provides procedures by which shareholders may raise matters at annual meetings, proposals which shareholders intend to present at the 1998 Annual Meeting of Shareholders must be received by the Company no later than March 31, 1998 to be presented at that meeting. To be eligible for inclusion in the proxy material for that meeting, shareholder proposals must be received by December 19, 1997.









                                       UNITED WISCONSIN SERVICES, INC.


                                       /s/ Stephen E. Bablitch

                                       Stephen E. Bablitch
                                       Secretary

Milwaukee, Wisconsin
April 18, 1997


A COPY (WITHOUT EXHIBITS) OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996, WILL BE PROVIDED WITHOUT CHARGE TO EACH RECORD OR BENEFICIAL OWNER OF THE COMPANY'S COMMON STOCK AS OF MARCH 12, 1996, ON THE WRITTEN REQUEST OF SUCH PERSON DIRECTED TO: STEPHEN E. BABLITCH, SECRETARY, UNITED WISCONSIN SERVICES, INC., 401 WEST MICHIGAN STREET, MILWAUKEE, WISCONSIN 53203.

                        UNITED WISCONSIN SERVICES, INC.
                 401 West Michigan Street, Milwaukee, WI 53203
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Thomas R. Hefty and C. Edward Mordy, and each of them, proxies of the undersigned with power of substitution, to vote all shares of the common stock the undersigned is entitled to vote at the Annual Meeting of the Shareholders of United Wisconsin Services, Inc. to be held on May 28, 1997 at 11:00 a.m., and at any adjournments thereof, as indicated below.

The shares of common stock represented by this proxy will be voted as directed. If no direction is specified, the shares of common stock will be voted FOR Item 1.





TRIANGLE     PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY     TRIANGLE
              DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED

              UNITED WISCONSIN SERVICES, INC. 1997 ANNUAL MEETING

1. ELECTION OF DIRECTORS:       / / FOR all             / / WITHHOLD AUTHORITY
   FOR TERM EXPIRING IN 2000:       nominees listed to      to vote for all
   1 - RICHARD A. ABDOO             the left (except as     nominees listed
   2 - THOMAS R. HEFTY              specified below).       to the left.
   3 - WILLIAM R. JOHNSON

   FOR TERM EXPIRING IN 1998:
   4 - CAROL N. SKORNICKA

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.) --) / /

2. With discretionary power upon and all other business that may properly come before the meeting and upon matters incident to the conduct of the meeting.

The Board of Directors recommends a vote FOR the nominees as directors.

Address Change?
MARK BOX  /  /
Indicate changes below.



Date __________________________

NO. OF SHARES__________________

/ /
SIGNATURE(S) IN BOX
Please sign exactly as your name appears on this proxy giving your full title if signing as attorney or fiduciary. If shares are held jointly, each joint owner should sign. If a corporation, please sign in full corporate name, by duly authorized officer. If a partnership, please sign in partnership name by authorized person.